Exhibit 99.1

Cumulus Media Inc. Announces Proposed Offering of Class A Common Stock

ATLANTA, October 7, 2013 – Cumulus Media Inc. (NASDAQ: CMLS) (“Cumulus” or the “Company”) announced today that it has commenced an underwritten public offering, subject to market and other conditions, of $80.0 million of its Class A common stock pursuant to an effective shelf registration statement. In addition, Cumulus expects to grant the underwriter an option for a period of 30 days to purchase up to an additional $12.0 million of the Class A common stock.

Cumulus intends to use approximately $77.6 million of the net proceeds from the offering to redeem all outstanding shares of the Company’s Series B preferred stock, including accrued and unpaid dividends. The remaining net proceeds from the offering, if any, including any net proceeds from the underwriter’s exercise of its option, are expected to be placed in the Company’s corporate treasury and used for general corporate purposes.

RBC Capital Markets is serving as the sole book-running manager.

A shelf registration statement relating to the securities in this offering has been filed with the Securities and Exchange Commission and has become effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The offering will be made only by means of a prospectus and the related prospectus supplement. When available, copies of the preliminary prospectus supplement, prospectus supplement and accompanying base prospectus relating to the offering may be obtained free of charge on the Securities and Exchange Commission’s website at www.sec.gov or from RBC Capital Markets, LLC, 3 World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; Tel: 877-822-4089; Fax: 212-428-6260.

About Cumulus Media Inc.

Cumulus is the largest pure-play radio broadcaster in the United States based on station count, with approximately 520 stations in 108 U.S. media markets, a fully-distributed programming network serving more than 5,500 affiliates nationwide and SweetJack, the local deals platform that is expected to serve 200 U.S. markets. Cumulus strives to create the next generation of radio broadcasting and digital enterprise based on great people and technological excellence. Cumulus provides high-quality local programming choices for listeners and advertisers, challenging career environments for employees and value opportunities for shareholders.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, regarding, among other things, the offering, including the use of proceeds thereof. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted by any such forward-looking statements. Such factors include, but are not limited to, Cumulus’ ability to complete the offering and other risks detailed in the preliminary prospectus supplement related to the offering and the shelf registration statement. For additional information regarding risks and uncertainties that may affect Cumulus, see the risk factors and other information contained in Cumulus’ filings made from time to time with the Securities and Exchange Commission, including the prospectus supplement relating to this offering and Cumulus’ Form 10-K for the year ended December 31, 2012 and subsequently filed periodic reports. Cumulus assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Investor Relations Contact:

Collin Jones

Investor Relations

404-260-6600

collin@cumulus.com

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